Amendment no. 1 to the employment contract of December 9, 2010 between

Eastman Kodak Sàrl (the “Company”) and Philip Cullimore

Unless otherwise explicitly stated in this amendment no. 1, the terms and conditions of the employment contract of December 9, 2010 (the “Employment Contract”), shall remain in full force and not be amended or modified. That being said, the Employment Contract is hereby amended and restated as follows, effective on, and subject to your continued employment through, the occurrence of the “Effective Date” as defined under the Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code (the “Plan of Reorganization”) filed by Eastman Kodak Company:

Modified terms of the Employment Contract:

Job title/Position/Authority. Responsibilities and Reporting
Managing Director EAMER -(Executive level).

Your authority, responsibilities and reporting relationships will correspond to your position and will include any particular authority, responsibilities and reporting relationships that the Company’s Board of Directors (the “Board”) or any officer of the Company to whom you report may assign to you from time to time.

You are expected to devote your best efforts and all of your business time to the affairs of the Company. You may, however, engage in any charitable, civic and community activities, provided, however, such activities do not materially interfere with your duties and responsibilities.

Termination of Employment/Scheduled Term
The Employment Contract shall be a fixed term contract and shall automatically end on its 3rd anniversary as from the Effective Date; however, you or the Company may terminate your employment early at any time for any reason, or for no reason, provided that you or the Company provides a Termination Notice to the other at least one month prior to any termination other than a termination due to disability or death (or as otherwise required by law). Following receipt of such notice, the Company may, at its sole discretion and in accordance with applicable law, choose to place you on paid leave, at your then-current salary for any or all of the notice period. At the end of the term of the Employment Contract, the parties may determine to enter into a new employment contract.

A ‘‘Termination Notice” is a written notice that states the specific provision of the Employment Contract on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason (each as defined below) and a reasonably detailed description of the facts that permit termination under that clause; provided, that the failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under the Employment Contract.

Variable Pay/Annual Incentive
In addition to the base salary, you will be eligible to participate in the Executive Compensation for Excellence and Leadership (EXCEL) program (your “Annual Incentive”). Any actual award in a given annual performance period will depend upon performance against corporate goals selected by management and approved by the appropriate committee of the Board and will be paid in the discretion of such committee and management. The terms of the EXCEL plan itself govern and control all interpretations of the plan. The target level for your Annual Incentive will be at least 50% of your base salary.

Additional terms of the Employment Contract:

Emergence Award
On or shortly after the Effective Date, you will be granted an emergence award with a grant date fair value equal to $208,600 in restricted stock units that vest in three equal, annual installments beginning on the first anniversary of the Effective Date and which will be subject to the terms and conditions set forth in the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Omnibus Plan”) and the applicable award agreement.

Long-Term Equity Award
You will be eligible to participate in the Company’s Long-Term Incentive (LTI) program under the Omnibus Plan. The target level for your Long-Term Equity Award will be at least $200,000 and the form of the award to be granted to you will be determined by the Company in accordance with the terms of the Omnibus Plan. The specific terms, conditions and restrictions on any Long-Term Equity Award will be contained in the Administrative Guide and award notice delivered to you within twenty (20) business days of the grant date.

Severance Payments/Multiplier
If, during the scheduled term of the Employment Contract, the Company terminates the Employment Contract without Cause (see definition below) or you terminate your Employment Contract with Good Reason (see definition below):

The Company will pay you severance (“Severance Payments”) in an amount equal to (A) the sum of your salary and your target Annual Incentive for the fiscal year in which the termination notice is given (or if such target Annual Incentive has not yet been established for such fiscal year, the target Annual Incentive for the fiscal year prior to the year in which the termination notice is given) multiplied by (B) 1 (one). In addition, your Emergence Award and Long-Term Equity Awards will continue to vest and remain exercisable according to the terms of the applicable award, in each case without any regard to any continued employment condition (your “Continued Vesting” benefits).

“Cause” means any of the following: (A) your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his or her sole discretion; (B) your failure to follow a lawful written directive of the Chief Executive Officer, your supervisor or the Board; (C) your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of the Company’s business; (D) your unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in your system; (E) any act or omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or the Company, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any applicable Swiss federal, state or local law or regulation having the force of law; (F) your conviction of or plea of guilty or no contest to any crime involving moral turpitude; (G) any misrepresentation of a material fact to, or concealment of a material fact from, your supervisor or any other person in the Company to whom you have a reporting relationship in any capacity; or (H) your breach of the Company’s Business Conduct Guide or your Employment Contract.

“Good Reason” means any of the following: (A) a material diminution in your total target cash compensation, comprised of your salary and target Annual Incentive; (B) a material diminution in your authority or responsibilities as provided in your Employment Contract; (C) the transfer of your primary work site to a new primary work site that increases your one-way commute to work by more than 35 miles (ca. 60Km); (D) any material breach of this Employment Contract by the Company; or (E) any purported termination by the Company of your employment other than as expressly permitted by this Employment Contract.

The Severance Payments will be made consistently with the Company’s normal payroll cycles and begin as soon as administratively practicable after your separation from service subject to any applicable legal requirements. Notwithstanding the foregoing, any Severance Payments and any Continued Vesting will only be provided if, at the time of your termination, you provide a release of any and all claims you may have with respect to the Company (other than the rights under the Employment Contract that continue following your employment) in a form provided by the Company such that you have taken all action necessary for such release to become effective and irrevocable no later than 65 days following your date of termination.

In the event you breach any of the terms of the Employment Contract or the release described above, in addition to and not in lieu of any other remedies that the Company may pursue against you, no further severance payments will be made to you pursuant to the Employment Contract and you agree to immediately repay to the Company all severance payments and/or continued vesting benefits previously paid to you pursuant to this Employment Contract.

Done in Eysins, 9th September 2013

EASTMAN KODAK Sàrl

/s/ Cendrine Saugy
Cedrine Saugy
Human Resources Manager

Read and approved:                                          /s/    Philip Cullimore                                            Date:  9/9/13
                  (Philip Cullimore)

Documents to be provided on or shortly following the Effective Date:
-Plan of Reorganization
-Omnibus Incentive Plan
-Administrative Guide

TERMS SCHEDULE

Name and address for notices	Philip Cullimore Address currently on file with the Company.

Position	You will serve as Managing Director -EAMER.

Scheduled Term	Your Scheduled Term begins on the Effective Date and is initially scheduled to end on the 3rd anniversary of the Effective Date.

Starting Salary	$573,982 (CHF 540,000)

Annual Incentive	The target level for your Annual Incentive will be at least 50% of your Salary.

Emergence Award	Restricted stock units with a grant date fair value equal to $208,600 that vest in three equal , annual installments beginning on the first anniversary of the Effective Date.

Long-Term Equity Award	The target level for your Long-Term Equity Award will be at least $200,000.

Severance Multiplier	1

Additional Benefits	N/A